LIMITED LIABLITY COMPANY OPERATING AGREEMENT

of

Conversion Housing Fund 1, LLC

a Nevada limited liability company

This Limited Liability Company Operating Agreement of Conversion Housing Fund 1, LLC is made and entered into effective as of December 5, 2024, the date the Articles of Organization were filed with the Nevada Secretary of State, by and among the Manager(s) and the several persons whose names and addresses are set forth in the Register, and whose signatures appear on the counterpart signature pages attached hereto, and any other Person who shall hereafter execute this Agreement as a Member of Conversion Housing Fund 1, LLC, pursuant to and in accordance with the Nevada Limited Liability Company Act, as amended from time to time.

W I T N E S S E T H

WHEREAS the parties hereto, wishing to form and become members of a limited liability company called Conversion Housing Fund 1, LLC under and pursuant to the laws of the State of Nevada, have caused the initial Articles of Organization of the Company to be executed and filed with the Nevada Secretary of State; and

WHEREAS the parties agree that their respective rights, powers, duties and obligations as members of the Company, and the management, operations and activities of the Company, shall be governed by this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Section 1.1:

“Act” means the Nevada Limited Liability Company Act, as from time to time in effect in the State of Nevada, or any corresponding provision(s) of any succeeding or successor law of such State; provided, however, that in the event that any amendment to the Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the Act as so amended or by such succeeding or successor law, as the case may be, the term “Act” shall refer to the Act as so amended or to such succeeding or successor law only after the appropriate election by the Company, if made, has become effective.

“Affiliate” of a Member or Manager means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member or a Manager, as applicable. The term “control,” as used in the immediately preceding sentence, means with respect to a corporation, limited liability company, or other entity with voting securities, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to such controlled corporation, limited liability company or other entity with voting securities and, with respect to any individual, partnership, trust, estate, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” or “Operating Agreement” means this Limited Liability Company Operating Agreement, as originally executed and as may be hereafter amended, modified or supplemented from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Asset Disposition Fee” means a one-time disposition fee of one percent (1.0%) of the sale price of the Property, which shall be paid to Manager at the closing of the sale of the Property by the Company. For the avoidance of doubt, the Asset Disposition Fee shall apply to a sale of the Property upon liquidation of the Company or the sale of all or substantially all of the Company’s assets.

“Assignee” means any transferee of a Member’s Interest who has not been admitted as a Member of the Company in accordance with Section 9.4.

“Articles of Organization" means the Articles of Organization of the Company, as originally filed with the Nevada Secretary of State and as amended, modified or supplemented from time to time.

“Bankruptcy” means, with respect to a Member: (i) such Member makes an assignment for the benefit of creditors; (ii) such Member files a voluntary petition in bankruptcy; (iii) such Member is adjudged as bankrupt or insolvent, or has entered against him, her or it an order for relief, in any bankruptcy or insolvency proceeding; (iv) such Member files a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him, her or it in any proceeding of a nature described in this definitional subsection; (vi) such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his, her, or its properties; or (vii) 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of his, her or its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“Capital Account” means an account established and maintained (in accordance with, and intended to comply with, Income Tax Regulations Section 1.704-1(b) for each Member pursuant to Section 5.2 hereof.

“Capital Contributions” means the contributions made by the Members to the Company pursuant to Sections 6.1 or 6.4 hereof and, in the case of all the Members, the aggregate of all such Capital Contributions.

“Capital Transaction Event” means the sale the Property, or sale of substantially all of the assets of the Company or upon dissolution (or net proceeds of refinance or liquidation, as the case may be).

“Class A Interest” means an Interest which is held by a Class A Member.

“Class A Member(s)” means the Person(s) admitted as Class A Members by the Manager and whose name is listed in the Register. The minimum investment requirement to become a Class A Member is Five Thousand US Dollars ($5,000.00). There shall be Eight Hundred (800.0) Class A Units, each representing a Capital Contribution of Five Thousand US Dollars ($5,000.00), unless increased at the discretion of Manager. The aggregate Percentage Interest of the Class A Members shall be 70%, as provided on Exhibit “1” hereto.

“Class B Interest” means an Interest that is held by a Class B Member.

“Class B Member” means the Person(s) executing this Agreement as a Class B Member and whose names are listed in the Register. The aggregate Percentage Interest of the Class B Members shall be 30%, as provided on Exhibit “1” hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law and, to the extent applicable, the Income Tax Regulations.

“Company” means Conversion Housing Fund 1, LLC, a Nevada limited liability company.

“Fund Management Fee” means an annual fee of one percent (1.0%) of the value of the total assets under management, paid to Manager on a monthly basis.

“Income Tax Regulations” means, unless the context clearly indicates otherwise, the regulations in force as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

“Interest” or “Percentage Interest” means the allocable interest of each Member: (a) in the income, gain, loss, deduction or credit of the Company, as set forth in the Register, subject to the Preferred Allocation contained in Exhibit “1”, (b) to vote on, consent to or otherwise participate in any decision of the Members, and (c) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act. Interests shall be reflected and measured in Units. Percentage Interest with respect to a particular Member means that Member’s pro-rata share of the aggregate Percentage Interests allocated to that class of Interest held by such Member (as set forth on the Preferred Allocation contained on Exhibit “1”), calculated as (i) the number of Units of Class A Interest or Class B Interest, as applicable, held by such Member as of the date of calculation, divided by (ii) the aggregate number of issued and outstanding Units of Class A Interest or Class B Interest, as applicable, as of the date of calculation. The Percentage Interests of the Members are set forth on the Register, as amended from time to time in accordance with the terms of this Agreement.

“IRR” means internal rate of return, meaning the percentage rate earned on each dollar invested for each period it is invested. The Company will calculate the internal rate of return using the Excel IRR function, or similar function and/or software.

“Manager” means each Person who is elected as Manager of the Company pursuant to Section 4.6 of this Agreement. The initial Manager(s) shall be Kevin Kennedy, 314 S. Eastridge Dr., St. George, UT 84790.

“Member” means any Person who (i) is one of the original Members of the Company which are parties to this Agreement and listed in the Register, or (ii) has been admitted to the Company as a Member in accordance with the Act and this Agreement, and (iii) has not ceased to be a Member for any reason.

“Net Capital Proceeds” means, the excess of sale or refinance revenue, over sales or refinance costs and fees, including but not limited to repayment of debt, sales commissions, sales fees, establishment of necessary Reserves, cash expenditures incurred incident to the sales process, refinance/origination fees, broker fees, and any other cash expenditures incurred in the sale or refinance of a Property. Any reserves returned to the Company by any lending institution or any other source may be considered a Capital Transaction Event and part of Net Capital Proceeds in the Manager’s sole discretion.

“Net Cash Flow” means, the excess of all cash revenues of the Company relating to the direct or indirect ownership and operations of the Properties other than revenue attributable to a Capital Transaction Event, over operating expenses and other expenditures for such fiscal period, including but not limited to principal and interest payments on indebtedness of the Company, other sums paid to lenders, the Property Management Fee, and cash expenditures incurred incident to the normal operation of the Company’s business, decreased by any amounts added to Reserves during such fiscal period, and increased by (i) the amount (if any) of all allowances for cost recovery, amortization or depreciation with respect to property of the Company for such fiscal period, and (ii) any amounts withdrawn from Reserves during such fiscal period.

“Offering” means the securities offering that the Company is offering to Class A Members to purchase the Properties.

“Person” means a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, limited life company, limited duration company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

“Preferred Allocation” means the preferred allocation provided to the Members as outlined in Exhibit “1”.

“Preferred Return” means a non-compounded per annum IRR as provided on Exhibit “1” based on Class A Members’ Unrecovered Capital Contribution minus any return of capital from a Capital Transaction Event, if any. The Preferred Return shall be paid from Net Cash Flows, if at all, on not more frequently than an annual basis, beginning on the Remodel Completion Date. The Preferred Return is not guaranteed, meaning that the Preferred Return will not be paid for any particular annual period if the Company does not have sufficient capital available to pay it or if the Manager in its sole discretion determines that it is in the best interests of the Company to retain such funds. Any Preferred Return deficiencies will roll over to the following year. The Preferred Return allocation is payable from Net Cash Flow only and does not extend to Net Capital Proceeds although Preferred Return deficiencies that accrue may be distributed from Net Capital Proceeds from time to time in the discretion of the Manager.

“Property” means the parcel of real property which the Company intends to acquire and develop with the proceeds of the Offering located at 718 Horizon Drive, Grand Junction, Colorado.

“Property Management Fee” means a fee of five percent (5.0%) of gross annual income from the operation of the Property, paid to Manager or its designee on a monthly basis.

“Register” means the records maintained by the Manager setting forth, with respect to each Member, the name, address, amount of Capital Contribution, and Percent Interest, and class of each Member and such other information as the Manager may deem necessary or desirable. The Register shall not be part of the Agreement. The Manager shall from time to time update the Register as the Manager shall deem necessary or advisable, including, without limitation, to reflect the admission of subsequent Members or increase in Percent Interest of Members. Subject to the terms of the Agreement, the Manager may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Member. No action of any Member shall be required to amend or update the Register.

“Rehabilitation and Construction Fee” means a fee of up to five percent (5.0%) of the cost of any rehabilitation or construction work performed on the Property, paid to Manager or its designee upon completion of the work.

“Remodel Completion Date” means the first day of the calendar month following the completion of substantially all of the remodeling and/or renovation of all of the housing units that comprise the Property.

“Reserves” means the reasonable reserves established and maintained from time to time by the Manager, in amounts reasonably considered adequate and sufficient from time to time by the Manager to pay distributions, taxes, fees, insurances or other costs and expenses incident to the Company’s business.

“Tax Matters Member” has the meaning set forth in Section 7.4.3 hereof.

“Unrecovered Capital Contribution” shall mean a Member’s aggregate Capital Contributions minus any return of capital from Net Capital Proceeds. The Manager has elected to treat any annual distributions from Net Cash Flow as a return on investment and returns from Net Capital Proceeds as a return of capital.

“Unit” means a single unit of Class A Interest or Class B Interest in the Company, as applicable, and “Units” shall mean all such issued and outstanding Units as reflected on the Register, as the same may be revised from time to time in accordance with the terms of this Agreement.

“Vote” means one vote for every Unit and includes written consent, subject to the limitations described in Section 3.5.

Section 1.2 Forms of Pronouns; Number; Construction. Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. Unless otherwise specified, references to Articles, Sections or subsections are to the Articles, Sections and subsections in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.”

ARTICLE 2

ORGANIZATION

Section 2.1 Formation. The Members have formed the Company as a limited liability company under and pursuant to the provisions of the Act. The Members hereby agree that the Company shall be governed by the terms and conditions of this Agreement.

Section 2.2 Name and Office. The name of the Company shall be “Conversion Housing Fund 1, LLC.” All business of the Company shall be conducted under such name and title, and all property, real, personal, or mixed, owned by or leased by the Company shall be held in such name or in the name of a wholly owned subsidiary, which may be created at the request of the lender or for asset protection purposes to protect investor funds. The principal mailing address of the Company shall be 314 S Eastridge Dr., St. George, Utah 84790. The Company may have offices and places of business as the Manager may from time to time designate.

Section 2.3 Registered Agent. The Company may have such offices and places of business as the Manager may from time to time designate. The name and address of the Company’s registered agent shall be as set forth in the Company’s Articles of Organization until such time as the registered office is changed by the Manager in accordance with the Act.

Section 2.4 Purpose of the Company. The Company is organized for the following objects and purposes:

“raise capital to enable the Company to acquire the Property, and subsequently seek to increase the value, operate, and sell the Property for a profit.”

It is understood that the foregoing statement of purposes shall not serve as a limitation on the powers or abilities of the Company, which shall be permitted to engage in any and all lawful business activities as shall be permitted under the laws of the State of Nevada and any other State the Manager deems in the best interest of the Company.

Section 2.5 Filings. The Manager has caused, or shall promptly cause, the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

Section 2.6 Effective Date; Term. This Agreement shall be effective as of the date set forth in the preamble of this Agreement. The term of the Company commenced, and the Company commenced its business, on the date on which the Articles of Organization was filed with the Nevada Secretary of State and shall continue in perpetuity, unless sooner terminated pursuant to the provisions hereof. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles of Organization. Notwithstanding anything to the contrary in this Agreement, the term of the Company (“Term”) shall initially be five (5) years from the date of the initial Offering of Class A Units, subject to a total of two (2) one-year extensions, in the sole discretion of the Manager. Furthermore, nothing in this Section 2.6 is intended to limit the ability of the Manager to terminate the Company prior to the end of the Term by selling the Property and substantially all of the Company’s assets.

ARTICLE 3

MEMBERS; LIMITED LIABILITY OF MEMBERS

Section 3.1 Members. Each of the parties to this Agreement (other than the initial Manager), and each Person admitted as a Member of the Company pursuant to the Act and Section

9.4 of this Agreement, shall be Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Articles of Organization, or this Agreement. Upon the admission of any new Member, the Register shall be amended accordingly.

Section 3.2 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

Section 3.3 Certificates Evidencing Interests. The Company may issue to every Member of the Company a certificate signed by any Manager of the Company specifying the Interest of such Member, which signature may be a facsimile. If a certificate for registered interests is worn out or lost it may be renewed on production of the worn-out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of the Manager. Furthermore, the Company may issue the Units as uncertificated.

Section 3.4 Classes of Members. The Company shall have the following classes of Members: Class A Members and Class B Members. Each such class of Members shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement. The names of the Members shall be set forth in the Register, as amended from time to time. Any person may simultaneously hold more than one class of membership.

Section 3.5 Voting Rights.

3.5.1       Except as may otherwise be provided in the Act, the Articles of Organization, or this Agreement, each of the Class A Members hereby waives his/her/its right to vote on any matters, other than those set in Section 3.5.2, Section 3.5.3, and Section 4.6.2, below. All other decisions will rest with the Manager, as outlined in Section 4.1 below.

3.5.2                                Subject to the Act and the Articles of Organization, the affirmative vote of Members holding not less than a majority of the Percentage Interests of each class voting as a class represented and voting at a duly held meeting at which a quorum of each class is present (which Members voting affirmatively shall constitute at least a majority of the required quorum) shall be required to:

(a)               approve any loan to any Manager or any guarantee of a Manager's obligations;

(b)               amend this Agreement in such a way that would result in a change to the Preferred Allocation as set forth on Exhibit “1” hereto as of the Effective Date or adversely affect the rights, or the interest in the capital, distributions, profits, or losses of any Member as set forth on Exhibit “1” hereto as of the Effective Date.

3.5.3.        Subject to the Act and the Articles of Organization, the affirmative vote of Members holding not less than a three-quarters majority of the Percentage Interests of the Company as a whole voting at a duly held meeting at which a quorum of each class is present shall be required to remove the Manager for cause pursuant to Section 4.6.2 below;

3.5.4                                Unless a record date for voting purposes has been fixed as provided in Section 3.11 of this Agreement, only Persons whose names are listed as Members on the records of the Company at the close of business on the business day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day immediately preceding the day on which the meeting of Members is held (except that the record date for Members entitled to give consent to action without a meeting shall be determined in accordance with Section 3.11) shall be entitled to receive notice of and to vote at such meeting, and such day shall be the record date for such meeting. Any Member entitled to vote on any matter may cast part of the votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than for election or removal of a Manager), but if the Member fails to specify the Interests such Member is voting affirmatively, it will be conclusively presumed that the Member's approving vote is with respect to all votes such Member is entitled to cast. Such vote may be a voice vote or by ballot; provided, however, that all votes for election or removal of a Manager must be by ballot upon demand made by a Member at any meeting at which such election or removal is to be considered and before the voting begins.

3.5.5                                Without limiting the preceding provisions of this Section 3.5, no Person shall be entitled to exercise any voting rights as a Member until such Person (i) shall have been admitted as a Member pursuant to Section 9.4, and (ii) shall have paid the Capital Contribution of such Person in accordance with Section 6.1.

Section 3.6 Place of Meetings. All meetings of the Members shall be held at any place within or without the State of Nevada that may be designated by the Manager. In the absence of such designation, Members’ meetings shall be held at the principal executive office of the Company.

Section 3.7 Meetings of Members. Annual meeting of Members shall not be required. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by the Manager, or by Members entitled to cast not less than three-quarters of the votes at the meeting. Upon request in writing that a meeting of Members be called for any proper purpose, the Manager forthwith shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than ten (10) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Member entitled to vote not less than ten (10) nor more than sixty (60) days before the meeting. Such notices shall state:

3.7.1                                The place, date and hour of the meeting; and

3.7.2                                Those matters which the Manager, at the time of the mailing of the notice, intends to present for action by the Members.

Section 3.8 Quorum. The presence at any meeting in person or by proxy of Members holding not less than a majority of the Interests of the class or classes entitled to vote at such meeting shall constitute a quorum for the transaction of business. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the votes required to constitute a quorum.

Section 3.9 Waiver of Notice. The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. The waiver of notice, consent or approval need not specify either the business to be transacted or the purpose of any regular or special meeting of Members, except that if action is taken or proposed to be taken for approval of any of those matters specified in Sections 3.5.2 – 3.5.3 of this Agreement, the waiver of notice, consent or approval shall state the general nature of such proposal. All such waivers, consents or approvals shall be filed with the Company’s records and made a part of the minutes of the meeting. Attendance of a Member at a meeting shall also constitute a waiver of notice of and presence at such meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

Section 3.10 Action by Members Without a Meeting. The Manager may be elected or removed without a meeting by a consent in writing, setting forth the action so taken, signed by Members having not less than the minimum number of votes that would be necessary to elect or remove such Manager in accordance with Section 4.6; in addition, a Manager may be elected at any time to fill a vacancy by a written consent signed by Class B Members having not less than the minimum number of votes that would be necessary to elect such Manager in accordance with Section 4.6. Notice of such election shall be promptly given to non-consenting Members.

Any other action which, under any provision of the Act or the Articles of Organization or this Agreement, may be taken at a meeting of the Members, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the Company and shall be maintained in the Company’s records. Unless the consents of all Members entitled to vote have been solicited in writing, then (i) notice of any proposed Member approval of any of the matters set forth in Section 3.5.2 without a meeting by less than unanimous written consent shall be given to those Members entitled to vote who have not consented in writing at least five days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent to those Members entitled to vote who have not consented in writing.

Any Member giving a written consent, or the Member’s proxy-holders, or a personal representative of the Member or their respective proxy-holders, may revoke the consent by a writing received by the secretary prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the secretary, but may not do so thereafter. Such revocation is effective upon its receipt by the secretary or, if there shall be no person then holding such office, upon its receipt by any other officer or Manager of the Company.

Section 3.11 Record Date. The Manager or, if there is no Manager then in office, the Class B Members may fix a time in the future as a record date for the determination of the Members entitled to notice of and to vote at any meeting of Members or entitled to give consent to action by the Company in writing without a meeting, to receive any report, to receive any dividend or distribution, or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of interests. The record date so fixed shall be not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the record date, except as otherwise provided by statute or in the Articles of Organization or this Agreement.

If the Manager or the Members, as the case may be, do not so fix a record date, then (i) the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the business day immediately preceding the day on which the meeting is held, and (ii) the record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given

Section 3.12 Members May Participate in Other Activities. Each Member of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Member, acting in the capacity of a Member, shall be obligated to offer to the Company or to the other Members any opportunity to participate in any such other business venture. Neither the Company nor the other Members shall have any right to any income or profit derived from any such other business venture of a Member or affiliate entity.

Section 3.13 Members Are Not Agents. Pursuant to Section 4.1 of this Agreement, the management of the Company is vested in the Manager. The Members shall have no power to participate in the management of the Company except as expressly authorized by the Act, this Agreement or the Articles of Organization. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Manager, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

Section 3.14 Transactions of Members with the Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Manager, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

ARTICLE 4

MANAGEMENT OF THE COMPANY

Section 4.1 Management and Operations. Subject to the provisions of the Act and any limitations in the Articles of Organization and this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of the Manager which shall run the day-to day operations and conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with law or with the Articles of Organization or with this Agreement, and to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 4.2 Duties and Conflicts.

(a)               The Manager shall devote such time to the Company’s business as it, in its sole discretion, may deem to be necessary or desirable in connection with the Manager’s responsibilities and duties hereunder.

(b)               The Manager shall not be liable to the Company or any Member for action or inaction taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company; for losses due to such action or inaction; or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged or retained with reasonable care. The Manager may consult with counsel and accountants on matters relating to the Company and shall be fully protected and justified in acting in accordance with the advice of counsel or accountants, provided that such counsel or accountants shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.2 shall not be construed so as to relieve (or attempt to relieve) any person of any liability incurred (a) as a result of recklessness or intentional wrongdoing, or (b) to the extent that such liability may not be waived, modified or limited under applicable law.

(c)               Except as otherwise provided herein, the Manager shall have no duty or obligation to consult with or seek the advice of the Members.

Section 4.3 Agency Authority of Manager. If more than one Manager holds office, then each of them shall be authorized to act for the Company, including to sign checks and to enter into contracts and incur obligations on behalf of the Company.

Section 4.4 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

Section 4.5 Number and Qualifications of Managers. The authorized number of managers that shall constitute the managers shall be not less than one (1) nor more than three (3). Subject to the provisions of the Act, any limitations set forth in this Agreement (including the terms of Section 2.4 hereof) and any limitations in the Articles of Organization, the authorized number of managers may be changed from time to time by the Manager. The exact number of managers shall be fixed from time to time, within the limits specified in this Section 4.5, by the managers then in office. The number of managers comprising the managers shall initially be one (1). A Manager may, but need not, be a Member of the Company.

Section 4.6 Election and Removal of Manager.

4.6.1                                The Manager shall be elected by the vote of Members holding not less than a majority of the Class B Interests pursuant to Section 3.10 of this Agreement. Except as otherwise provided by the Act or the Articles of Organization, each Manager, including a Manager elected to fill a vacancy, shall hold office until such Manager’s death, Bankruptcy, mental incompetence, resignation or removal.

4.6.2                                Any Manager may be removed for Cause upon the vote of not less than a three-quarters majority of the Percentage Interests of the Company as a whole. In the event of removal for Cause, the removal shall be effective sixty (60) days following the vote. For purposes of removal of a Manager, “for Cause” shall mean any of the following:

(a)               A Manager is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act or any amendment thereof which is not removed within sixty (60) days after notice from the Company;

(b)               (b) The willful and continued failure of a Manager to substantially perform the Manager’s duties under the Act, the Articles of Organization, or this Agreement, or engaging in gross misconduct which is materially injurious to the Company, monetarily or otherwise;

(c)               If an individual, the inability of a Manager to perform his duties hereunder by reason of illness, or physical or mental incapacity of any kind, for a period of more than sixty (60) days. If disputed by the Manager, the Manager shall submit to a medical examination by a qualified medical doctor selected by the Company to determine the Manager’s ability to perform his duties; or

(d)               Any actions by a Manager causing or resulting in either of the following:

(1)                                Conviction, whether as a result of a guilty plea, a plea of nolo contendere or a verdict of guilty, of a felony, or of any criminal offense involving fraud, embezzlement, dishonesty, theft or offenses of similar import or moral turpitude; or

(2)                                Misrepresentation or false, misleading, inaccurate statements of material facts in connection with the rendering of services as a Manager.

Section 4.7 Vacancies; Resignations.

4.7.1                                 A vacancy shall be deemed to exist in case of the death, Bankruptcy, mental incompetence, resignation or removal of any Manager, if the authorized number of managers be increased, or if the Members fail, at any meeting of the Members at which any manager or managers are to be elected, to elect the full authorized number of managers to be voted for at that meeting.

4.7.2                                 All Manager vacancies shall be filled by the affirmative vote or written consent of Class B Members holding a majority of the Class B Interests.

4.7.3                                 Any Manager may resign effective upon giving thirty (30) days’ written notice to the Class B Members of the Company, unless the notice specifies a later time for the effectiveness of such resignation. A majority of the other managers then in office, or failing such action the Class B Members, shall have power to elect a successor to take office when the resignation is to become effective.

Section 4.8 Initial Manager. The name of the initial Manager(s) to hold office from and after the date of this Agreement, is Kevin Kennedy.

Section 4.9 Managers May Engage in Other Activities. The Manager shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. The Manager shall not be obligated to offer to the Company or to Members any opportunity to participate in any such other business venture, nor shall the Manager be obligated to obtain permission of the Members in order to engage in other activities. Neither the Company nor the Members shall have any right to any income or profit derived from any such other business venture of Manager.

Section 4.10 Transactions of Managers with the Company. Subject to any limitations set forth in this Agreement, any Manager or Affiliate thereof may lend money to and transact other business with the Company. Subject to the Act, such Manager has the same rights and obligations with respect thereto as a Person who is not a Member or Manager.

Section 4.11 Compensation of Manager. The Manager shall be reimbursed for any direct funds or expenses advanced by it prior to or after formation of the Company to the extent that such expenses are incurred or paid directly on behalf of the Company.

The Manager and its Affiliates shall be entitled to collect the following fees, as defined above:

(a)	Fund Management Fee.

(b)	Asset Disposition Fee.

(c)	Property Management Fee.

(d)	Rehabilitation and Construction Fee.

ARTICLE 5

INTERESTS

Section 5.1 Interests. The Interest of each Member in the Company shall be as set forth in the Register, subject to the Preferred Allocation schedule contained in Exhibit “1.”

Section 5.2 Capital Accounts. A Capital Account shall be maintained for each Member on the books of the Company. Each Member’s Capital Account shall be credited with the amount of any capital contribution made by such Member pursuant to Sections 6.1 and 6.4 and shall be adjusted appropriately to take into account all items of income, gain, loss or deduction allocated to each Member pursuant to Article 7 hereof and all distributions to each Member pursuant to Article 8 hereof. A single Capital Account shall be maintained for each Member (regardless of the class of Interests owned by such Member and regardless of the time or manner in which such Interests were acquired) in accordance with the capital accounting rules of Code §704(b) and the regulations thereunder (including without limitation Section 1.704- 1(b)(2)(iv) of the Income Tax Regulations). In general, under such rules, a Member’s Capital Account shall be:

(a)               increased by (i) the amount of money contributed by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with distribution of Company property), (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that under Code §752 the Company is considered to assume or take subject to), and (iii) allocations to the Member of Company income and gain (or item thereof), including income and gain exempt from tax; and

(b)               decreased by (i) the amount of Net Capital Proceeds distributed to the Member by the Company (including the amount of such Member’s individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company), (ii) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that under Code §752 such Member is considered to assume or take subject to), (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (iv) allocations to the Member of Company loss and deduction (or item thereof).

(c)               Where Code §704(c) applies to Company property or where Company property is revalued pursuant to paragraph (b)(2)(iv)(t) of Section 1.704-1 of the Income Tax Regulations, each Member’s Capital Account shall be adjusted in accordance with paragraph (b)(2)(iv)(g) of Section 1.704-1 of the Income Tax Regulations as to allocations to the Members of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

(d)               When Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property (taking into account Code §7701(g)) on the date of distribution.

(e)               The Manager shall direct the Company’s accountants to make all necessary adjustments in each Member’s Capital Account as required by the capital accounting rules of Code §704(b) and the regulations thereunder.

Section 5.3 Return of Capital. No Member shall be liable for the return of the capital contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account, to receive interest on such Member’s Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Act as then in effect.

Section 5.4 Liability. Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly required by law, a Member, in such Member’s capacity as such, shall have no liability in excess of (i) such Member’s Capital Account and share of any undistributed profits of the Company, (ii) such Member’s obligations to make other payments pursuant to the obligation to make capital contributions to the Company hereunder which shall be an obligation strictly among and enforceable by the Members, and no third party shall be a third-party beneficiary thereof, and (iii) the amount of any distributions wrongfully distributed to such Member.

ARTICLE 6

CAPITAL CONTRIBUTIONS, WITHDRAWALS AND LOANS

Section 6.1 Initial Capital Contributions. Each Member shall make the initial capital contributions to the Company (each, an “Initial Capital Contribution”), in accordance with the amounts set forth in the Register, as amended from time to time. Upon the making of such contributions, such amounts shall be credited to the Members’ respective Capital Accounts. Each Member understands and assumes the risk of investing in the Company and shall be without recourse, including against the Company’s assets, should he lose his investment.

Section 6.2 Non-Member Loans to the Company. The Company may obtain such further funds as it requires for its operations from sources and on terms, which are acceptable to the Manager, subject to the restrictions herein contained. Neither the Company nor any Member shall have any personal liability as a result of any such borrowing unless any of the Members shall agree in writing to be personally liable.

Section 6.3 Member Loans to the Company. In the event that the Company shall require funds in order to carry out the purposes of the Company and such funds shall not be available from either prior capital contributions of the Members or the proceeds of a third-party loan to the Company, then with consent of the Manager and subject to the restrictions hereof, any Member may, but shall not be required to, loan to the Company such required funds. In the event such a loan is made, the same shall not be considered an increase in the Member’s Capital Account or an increase in such Member’s share of the profits. Each such loan shall be without recourse and shall be upon such terms as shall be agreed to by the lending Member and shall be evidenced by a promissory note duly executed by the Manager on behalf of the Company and delivered to the lending Member.

Section 6.4 Additional Capital Contributions.

6.4.1                                                                      If the Manager at any time or from time to time determines that the Company requires additional Capital Contributions, then the Manager shall give notice to each Class B Member of (i) the total amount of additional Capital Contributions required, (ii) the reason the additional Capital Contribution is required, (iii) each Class B Member's proportionate share of the total additional Capital Contribution, and (iv) the date each Class B Member's additional Capital Contribution is due and payable, which date shall be no less than ten (10) days after the notice has been given. Each Class B Member's share of the additional Capital Contribution shall be payable in cash or by certified check, or wire transfer.

6.4.2                                                                      Notwithstanding anything herein to the contrary, no Member shall be required to make any Additional Capital Contribution to the Company.

6.4.3                                                                      If a Class B Member fails to pay when due all or any portion of any additional Capital Contribution required under Section 6.4.1 (each, a “Non-Contributing Member”), then each Class B Member other than any Non-Contributing Member (each, a “Contributing Member”) shall have the right, but not the obligation, to contribute to the Company (in addition to its initial pro rata share of the additional Capital Contribution) its pro rata portion of those amounts that the Non-Contributing Member fails to contribute (the “Remaining Contribution”), and the Manager shall have the right to re-allocate the Percentage Interests amongst the Class B Members based on the then Capital Contributions made by the Contributing Members and Non-Contributing Members, including the right to issue additional Class B Units to the Contributing Members.

6.4.4                                                                      Each Class B Member shall receive a credit to such Class B Member’s Capital Account in the amount of any additional Capital Contribution which he/she/it makes to the Company and shall receive such other rights as have been approved by the Manager in connection with such additional Capital Contribution in accordance with the terms of this Agreement.

6.4.5                                                                      Immediately following any additional Capital Contribution, additional Class B Units may be issued and the Percentage Interests of the Class B Members may be adjusted if the Manager determines that the Percentage Interests of the Class B Members are to be altered as a result of the additional Capital Contribution, and the Register shall be revised to reflect any such additional Capital Contribution and any such adjustment of Units and the Percentage Interests of the Class B Members. Any revision of the Register in accordance with the preceding sentence shall require only the consent of the Manager (and not any consent of the Class B Members).

6.4.6                                                                      In the event any Remaining Contribution is not fully satisfied by additional Capital Contributions of the Contributing Members, the Manager may, but shall not be required to, contribute to the Company the amount required to satisfy the Remaining Contribution as a loan (a “Contribution Loan”) to the Non-Contributing Member. The Manager shall have the option of obtaining a third-party loan or using its own funds to fund the proceeds for any such Contribution Loan. Such Contribution Loan shall not be treated as a Capital Contribution by the Manager or entitle the Manager to a Percentage Interest. The Contribution Loan (or Contribution Loans if more than one), shall each be deemed a loan owing by the Non-Contributing Member to the Manager, as applicable. The Contribution Loan shall be repayable only out of the Net Cash Flow and/or Net Capital Proceeds otherwise distributable to the Non-Contributing Member which shall be paid directly to the Manager, as the case may be and, if more than one, then in proportion to the amounts of their Contribution Loans, until such Manager’s Contribution Loan or Contribution Loans, as the case may be, and accrued and unpaid interest thereon have been paid in full. The Contribution Loan shall bear interest at lower of 15% per annum or the maximum rate permitted by law.

ARTICLE 7

ALLOCATION OF PROFITS AND LOSSES;

TAX AND ACCOUNTING MATTERS

Section 7.1 Allocations. Each Member’s distributive share of income, gain, loss, deduction or credit (or items thereof) of the Company as shown on the annual federal income tax return prepared by the Company’s accountants or as finally determined by the United States Internal Revenue Service or the courts, and as modified by the capital accounting rules of Code §704(b) and the Income Tax Regulations thereunder, as applicable, shall be determined as follows:

7.1.1                                 Allocations. Except as otherwise provided in this Section 7.1:

(a)               items of income, loss, deduction or credit (or items thereof) shall be first allocated among the Members in accordance with the Preferred Allocation outlined in Exhibit “1”. Except that items of loss or deduction allocated to any Member pursuant to this Section 7.1 with respect to any taxable year shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in his, hers, or its Capital Account at the end of such year, computed in accordance with the rules of paragraph (b)(2)(ii)( d) of Section 1.704-1 of the Income Tax Regulations. Any such items of loss or deduction in excess of the limitation set forth in the preceding sentence shall be allocated as follows and in the following order of priority:

(1)               first, to those Members who would not be subject to such limitation, in proportion to their Percentage Interests; and

(2)               second, any remaining amount to the Members in the manner required by the Code and Income Tax Regulations.

(b)               items of income and gain (or items thereof) shall be first allocated to the Members in the same manner that losses were allocated pursuant to Section

7.1.1(a) in order to reverse any loss allocations.

Subject to the provisions of Sections 7.1.2 – 7.1.11, inclusive, of this Agreement, the items specified in this Section 7.1 shall be allocated to the Members as necessary to eliminate any deficit Capital Account balances and thereafter to bring the relationship among the Members’ positive Capital Account balances in accord with their pro rata interests.

7.1.1                                 Allocations With Respect to Property. Solely for tax purposes, in determining each Member’s allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where the Company’s property is revalued pursuant to paragraph (b)(2)(iv)(f) of Section 1.704-1 of the Income Tax Regulations, shall be allocated to the Members in the manner (as to revaluations, in the same manner as) provided in Code §704(c). The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing it (or, with respect to property which has been revalued, the adjusted basis of the property to the Company) and the fair market value of the property determined by the Members at the time of its contribution or revaluation, as the case may be.

7.1.2                                 Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Section 7.1, if there is a net decrease in Company Minimum Gain or Company Nonrecourse Debt Minimum Gain (as such terms are defined in Sections 1.704- 2(b) and 1.704-2(i)(2) of the Income Tax Regulations, but substituting the term “Company” for the term “Partnership” as the context requires) during a Company taxable year, then each Member shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in the manner provided in Section 1.704-2 of the Income Tax Regulations. This provision is intended to be a “minimum gain chargeback” within the meaning of Sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

7.1.3                             Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704- 1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in his Capital Account created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 7.1.4 shall be made only if and to the extent that a Member would have such a deficit balance after all other allocations provided for in this Article have been tentatively made as if this Section 7.1.4 were not in the Agreement.

7.1.4                             Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 7.1.5 shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article have been tentatively made as if Section 7.1.4 and this Section 7.1.5 were not in this Agreement.

7.1.5                             Depreciation Recapture. Subject to the provisions of Code §704(c) and Sections 7.1.2 – 7.1.4, inclusive of this Agreement, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Company property, which is subject to depreciation recapture, shall be allocated to the Member who was entitled to deduct such depreciation.

7.1.6                             Loans. If and to the extent any Member is deemed to recognize income as a result of any loans pursuant to the rules of Code §§1272, 1273, 1274, 7872 or 482, or any similar provision now or hereafter in effect, any corresponding resulting deduction of the Company shall be allocated to the Member who is charged with the income. Subject to the provisions of Code §704(c) and Sections 7.1.2 – 7.1.4, inclusive, of this Agreement, if and to the extent the Company is deemed to recognize income as a result of any loans pursuant to the rules of Code §§1272, 1273, 1274, 7872 or 482, or any similar provision now or hereafter in effect, such income shall be allocated to the Member who is entitled to any corresponding resulting deduction.

7.1.7                             Tax Credits. Tax credits shall generally be allocated according to Section 1.704-1(b)(4)(ii) of the Income Tax Regulations or as otherwise provided by law. Investment tax credits with respect to any property shall be allocated to the Members pro rata in accordance with the manner in which Company profits are allocated to the Members under Section 7.1.1 hereof, as of the time such property is placed in service. Recapture of any investment tax credit required by Code §47 shall be allocated to the Members in the same proportion in which such investment tax credit was allocated.

7.1.8                                 Change of Pro Rata Interests. Except as provided in Sections 7.1.6 and 7.1.7 hereof or as otherwise required by law, if the proportionate interests of the Members in the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in section 7.1.1 during each such portion of the taxable year in question.

7.1.9                                 Effect of Special Allocations on Subsequent Allocations. Any special allocation of income or gain pursuant to Sections 7.1.3 or 7.1.4 hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 7.1 so that the net amount of all such allocations to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 7.1 if such special allocations of income or gain under Section 7.1.3 or 7.1.4 hereof had not occurred.

7.1.10                             Nonrecourse and Recourse Debt. Items of deduction and loss attributable to Member nonrecourse debt within the meaning of Section 1.7042(b)(4) of the Income Tax Regulations shall be allocated to the Members bearing the economic risk of loss with respect to such debt in accordance with Section 1704-2(i)(l) of the Income Tax Regulations. Items of deduction and loss attributable to recourse liabilities of the Company, within the meaning of Section 1.752-2 of the Income Tax Regulations, shall be allocated among the Members in accordance with the ratio in which the Members share the economic risk of loss for such liabilities.

7.1.11                             State and Local Items. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 7.1.

Section 7.2 Accounting Matters. The Manager shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using US generally accepted accounting principles (GAAP); provided, however, that books and records with respect to the Company’s Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall be kept under U.S. federal income tax accounting principles as applied to partnerships.

Section 7.3 Fiscal Year. The Company’s fiscal year shall begin on January 1st and end on December 31st. The Manager may at any time elect a different fiscal year if permitted by the Code and applicable regulations of the United States Treasury.

Section 7.4 Tax Status and Returns.

7.4.1                                                                      The Company shall file as a partnership for Federal income tax purposes. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company may be subject to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

7.4.2                                                                      The Manager shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority and shall make timely filing thereof. Within ninety (90) days after the end of each calendar year, the Manager shall prepare or cause to be prepared and delivered to each Member a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare such Member’s federal, state and local income tax returns in accordance with applicable law then prevailing.

7.4.3                                                                      Unless otherwise provided by the Code or the Income Tax Regulations thereunder, Kevin Kennedy, acting as Manager, shall be the “Partnership Representative,” as such term is used in Code §6223 (the “Partnership Representative”). Kevin Kennedy shall make all decisions for the Company relating to tax matters including, without limitation, whether to make any tax elections (including the election under Code §754), the positions to be taken on the Company’s tax returns and the settlement, further contest or litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority.

7.4.4                       The Tax Matters Member shall be the “Partnership Representative” for U.S. federal income tax purposes.

(a)               The Partnership Representative shall have all of the authority, duties and responsibilities as set forth in Code §§6221 – 6241 and the regulations thereunder (the “Partnership Audit Rules”) including but not limited to elections related to an audit; matters arising from the audit; the audit proceedings, including receiving notices of the commencement of an audit and requests for information; providing information to the IRS with regards to the audit; meeting with IRS personnel to discuss and settle the audit; extending the statute of limitations for the Members and the Company; binding the Company and the Members to a settlement with respect to the audit matters; electing not to contest the notice of final Company adjustments in court or to contest all or any portion of the matter in court and to choose the court forum; filing an election out; making decisions regarding the payment of the imputed underpayment; making a push-out election; entering into a closing agreement with the IRS; requesting multiple imputed underpayments; filing an Administrative Adjustment Request (AAR); and deciding whether to settle with IRS appeals or to settle litigation and whether to appeal an adverse court decision.

(b)               The Partnership Representative must accept such appointment in writing if desired by the Manager and provide a written confirmation to the partnership that it satisfies the substantial presence requirement of Code §6223(a) and the regulations thereunder. A Partnership Representative shall serve until his, her, or its death, resignation, incapacity, bankruptcy, revocation/removal, or a determination by the Internal Revenue Service that the designation is not effective.

(c)               The Partnership Representative may, with the consent of the Manager, timely file such election forms, statements and other information required by the Partnership Audit Rule to make the push-out election, as provided in Code §6226.

(d)               Resignation. A Partnership Representative may resign at any time by giving written notice to the Manager. The resignation of the Partnership Representative shall take effect upon the appointment of a successor Partnership Representative or at such other time agreed upon by the Manager. The resigning Partnership Representative shall follow the directions of the Manager in connection with the appointment of a successor Partnership Representative and the filing of such statements, forms and other document with the IRS as required by the Partnership Audit Rules. Notwithstanding the foregoing, in the event such resignation is not effective for purposes of the Partnership Audit Rules, the resigning Partnership Representative shall take any and all actions and sign and deliver any and all documents, instruments, elections and agreement as directed by the Manager until such resignation is effective for purposes of the Partnership Audit Rules.

(e)               Revocation of Designation. The designation of Partnership Representative may be revoked with or without cause by a written notice from the Manager. The Partnership Representative whose designation has been revoked shall follow the directions of the Manager in connection with the appointment of a successor Partnership Representative and the filing of such statements, forms and other document with the IRS as required by the Partnership Audit Rules. Notwithstanding the foregoing, in the event such revocation is not effective for purposes of the Partnership Audit Rules and in any event prior to the effective appointment of a successor, the Partnership Representative whose designation has been revoked shall take any and all actions and sign and deliver any and all documents, instruments, elections and agreement as directed by the Manager until such revocation is effective for purposes of the Partnership Audit Rules.

(f)                Vacancies. If there is a vacancy in the position of Partnership Representative, a successor Partnership Representative shall be designated by the Manager.

(g)               Compensation. The Partnership Representative may receive reasonable compensation for the services rendered, to be determined by the Manager.

(h)               Costs, Expenses and Professional Fees. The Company shall reimburse the Partnership Representative for all costs and expenses reasonably incurred in connection with his/her/its actions under the Partnership Audit Rules. The Partnership Representative is hereby authorized to engage professionals, experts and advisors in connection with its performance of its duties under the Partnership Audit Rules and incur costs, expenses, professional and other fees on behalf of the Company. The Partnership Representative shall obtain approval of the Class B Members holding a majority of the Class B Interests in advance of incurring any expense in excess of $50,000 in connection with the engaging professionals, experts, advisors, audits, appeal, and litigation through all appeals.

(i)                 Standard of Care. The Partnership Representative shall act in good faith and shall use commercially reasonable best efforts to carry out the duties, authority and responsibilities set forth in this Agreement and the Partnership Audit Rules. The Partnership Representative does not, in any way, guarantee the results of any Company audit. The Partnership Representative shall have no conflict of interest that would violate his/her/its fiduciary duties to the Company. The Partnership Representative shall be subject to a confidentiality requirement.

(j)                 Partnership Representative Has No Exclusive Duty to Company. The Partnership Representative shall not be required to act in such capacity as his/ her/its sole and exclusive function. The Partnership Representative shall devote such time to this position as is commercially reasonable to fulfill her obligations, responsibilities and duties.

(k)               Correction of Economic Distortions. The Members intend that the economic consequences of an imputed underpayment for any reviewed year shall be borne by the Members in the same manner as if the adjustments had been correctly reported on the reviewed year Membership return. Therefore, notwithstanding anything to the contrary herein, the Partnership Representative shall cause the Company to make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s capital account balance at the end of the adjustment year is to the extent possible, equal to the capital balance such Members would have had if all Company items in the reviewed year had been allocated to the Members in accordance with the adjustments as determined by the notice of final Membership adjustments, any settlement with the IRS, the Justice Department or the final court decision, whichever is applicable. In addition, the Manager shall have the authority to require reviewed year Members who have transferred their Interests to reimburse the Company for the imputed underpayment.

(l)                 Limitation on Authority of Partnership Representative. Notwithstanding anything to the contrary herein, the Partnership Representative shall not make any material agreements with the Internal Revenue Service (IRS) (including waivers of statute of limitations), election, settlement or take any actions to settle or to litigate any adjustments set forth in the notice of final partnership adjustment under the Partnership Audit Rules without the written consent of the Manager. The Partnership Representative must receive the prior approval of the Manager prior to filling all protest, court filings, settlements, etc., and other written communications with the IRS.

(m)             Duties Owed by the Members to the Partnership Representative. Each Member hereby covenants and agrees to promptly provide the Partnership Representative with all information regarding the Member’s tax returns and tax liabilities as requested from time to time, including but not limited to proof that the Member has filed an amended return and paid any resulting tax, the Member’s address, taxpayer identification number and current contact information, the Member’s status as a tax- exempt Member, the tax rate applicable to the Member and the Member’s status as an eligible Member. The Member’s obligations hereunder shall continue notwithstanding the Member ceasing to be a Member whether resulting from a transfer, sale, withdrawal or other disposition of his/her/its Interests. Each Member shall notify the Partnership Representative of any inconsistent treatment of any Membership item on the Member’s return and of any settlement with the IRS regarding any Membership items.

(n)               Reliance on Advice. The Partnership Representative may rely on the services and advice of attorneys, accountants and other professional advisors or experts. The Partnership Representative shall not be liable to the Company or to any Member for damages, losses, or costs, any loss of value or any liability arising from such reliance.

(o)               Binding Effect of Actions by Partnership Representative. The Company and the Members hereby agree and acknowledge that (a) the actions of the Partnership Representative in connection with the Partnership Audit Rules shall be binding on the Company and the Members; and (b) neither the Company nor the Members have any right to contact the IRS or participate in an audit or proceedings under the Partnership Audit Rules.

(p)               Communications to Members. The Partnership Representative shall provide reports to the Members on a reasonable basis to keep them reasonably informed of the status, issues and resolution of any Company income tax audit. The Partnership Representative shall provide the Manager and all Members with copies of all notices from the IRS within 7 calendar days of receipt. The Partnership Representative is required to inform the Manager, within 72 hours of setting any/all meetings with the IRS. The Partnership Representative shall regularly update the Manager of the progress of the audit and any court proceeding. The Partnership Representative shall submit periodic written reports to the Manager concerning the status of the Company audit.

(q)               Election. If and when every Member qualifies as eligible member under the Partnership Audit Rules, the Partnership Representative shall make the “Opt-Out” election for the Company, as appropriate, for any year that Members remain qualified as eligible Members.

ARTICLE 8
DISTRIBUTIONS

DISTRIBUTIONS

Section 8.1 Distributions.

8.1.1                                Subject to the reasonably anticipated business needs and opportunities of the Company, taking into account all debts, liabilities and obligations of the Company then due, working capital and other amounts which the Manager deems necessary for the Company’s business or to place into reserves for customary and usual claims with respect to such business, and subject also to any restrictions under applicable law (including, without limitation, any obligation to withhold and remit any amounts to any governmental authority), the Manager shall distribute the Net Cash Flow to the Members in such amounts and at such times as determined by the Manager in its sole discretion which distributions, if made, shall not be more frequently than annually, but shall be in accordance with the Preferred Allocation outlined in Exhibit “1”. The Manager may distribute Net Capital Proceeds at such times and in such amounts as the Manager deems advisable in its sole discretion.

8.1.2                                Without limiting the generality of Section 8.1.1, if and to the extent that the Company is earning income which will result in the Members being subject to income tax on their distributive share of the Company’s income, minimum distributions shall be made to the Members in such amounts and at such times (but in no event later than March 31 each year) as shall be sufficient to enable the Members to meet United States income tax liability arising or incurred as a result of their participation in the Company. For the purposes of such distributions, it shall be assumed that the Members are taxable at combined U.S. federal individual, state and local rates of forty percent (40%). Any such distribution shall be made on a nondiscriminatory basis to all Members pro rata in accordance with their respective Percentage Interests. It is specifically recognized that in making a forty percent (40%) assumption regarding tax distributions, some Members may receive a distribution that is in excess of their actual tax liabilities, and some Members may receive a distribution that is less.

Section 8.2 Form of Distributions. No Member, regardless of the nature of the Member’s Capital Contribution, has any right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind.

Section 8.3 Withholding from Distributions. To the extent that the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company may withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

Section 8.4 Code §754 Election. In the event of a distribution of property to a Member, the death of an individual Member or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company may, in the discretion of the Manager upon the written request of the transferor or transferee, file a timely election under Code §754 and the Income Tax Regulations thereunder to adjust the basis of the Company’s assets under Code §734(b) or §743(b) and a corresponding election under the applicable provisions of state and local law, and the person making such request shall pay all costs incurred by the Company in connection therewith, including reasonable attorneys’ and accountants’ fees.

ARTICLE 9

TRANSFER OF COMPANY INTERESTS

Section 9.1 No Transfer. No Member, shareholder (direct or indirect) of a corporate Member, partner (whether general or limited) of a Member which is a partnership (general or limited), member of a Member which is a limited liability company or owner of all or any portion of any other entity which is a Member or which has a beneficial interest, either direct or indirect, in a Member, may sell, assign, transfer, give, hypothecate or otherwise encumber (any such sale, assignment, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), directly or indirectly, or by operation of law or otherwise, any interest in the Company or in such corporation, partnership or other entity (each an “Intermediary”), except as hereinafter set forth in this Article 9 or otherwise with the consent of the Manager. Any Transfer of any interest in the Company or an Intermediary in contravention of this Article 9 shall be null and void. No Member, without the prior written consent of the Manager (other than the retiring or withdrawing Member), shall retire or withdraw from the Company, except as a result of such Member’s death, disability, insanity, incompetency or the final adjudication of such Member as a Bankrupt.

Section 9.2 Permitted Transfers.

9.2.1        Any Member may, from time to time and in its sole discretion, Transfer its Interest, in whole or in part, to (i) any Affiliate of such Member, or (ii) a living or revocable trust for the benefit of the Member or such Member’s Immediate Family (as hereinafter defined) (a “Family Trust”) so long as the transferring Member is the sole trustee of such Family Trust. As used in this Article 9, the term “Immediate Family” shall mean any spouse, parents, children, including those adopted, siblings and direct descendants and spouses of any of the foregoing, of an individual. All Transfers requested by any Member shall be at the expense of the transferring Member who shall pay for all costs associated with the transfer, including, but not limited to attorney fees.

9.2.2        Any transferee referred to in Section 9.2.1 above shall become a Member of the Company subject to satisfaction of Section 9.4, below.

Section 9.3 Succession by Operation of Law. In the event of the death or incapacity of an individual Member or in the event of the involuntary merger, consolidation, dissolution or liquidation of any Member not an individual, all of such Member’s rights hereunder, including such Member’s Interest, shall, subject to the remaining provisions of this Article 9, pass to such Member’s personal representative, heir or distributee, in the case of an individual Member, or to such Member’s legal successor, in the case of any Member not an individual. Upon and contemporaneously with any such transfer of a Member’s Interest by operation of law, the Company shall purchase from the transferee of such Interest, and the transferee shall sell to the Company for a purchase price of $1 for each Unit of the Interest transferred, all rights and interests of the transferee in the Company, other than the right to its share of the Company’s distributions and allocations, including such transferee’s right, if any, to vote and participate in the management of the Company, except those rights that cannot be waived by an assignee of an economic interest in the Company pursuant to the Act.

Section 9.4 New Members. Notwithstanding Section 9.2 hereof, no person or entity, not then a Member, shall become a Member hereunder under any of the provisions hereof unless such person or entity shall expressly assume and agree to be bound by all of the terms and conditions of this Agreement. Each such person or entity shall also cause to be delivered to the Company, at his, her, or its sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Manager, to the effect that (a) the contemplated Transfer of such Company Interest to such person or entity does not violate any applicable securities law, (b) that such person or entity has the legal right, power and capacity to own the Interest, and (c) that the contemplated Transfer will not cause a termination of the Company within the meaning of Code §708 or that such termination would not have material adverse tax consequences for the non- transferring Members. All reasonable costs and expenses incurred by the Company in connection with any Transfer of an Interest and, if applicable, the admission of a person or entity as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to such person or entity becoming a Member, all other Members agree to execute and deliver such amendments hereto as are necessary to constitute such person or entity a Member of the Company.

Section 9.5 Rights of New Members. Notwithstanding anything to the contrary in this Agreement, (a) a transferee of a Member’s Interest in the Company pursuant to a Transfer under this Article 9 (other than pursuant to Section 9.2 hereof) shall be admitted to the Company as a Member with respect to such Member’s Interest only with the written consent of the Manager, it being understood that the giving or withholding of such consent shall be within the sole and absolute discretion of the Manager, (b) until and unless such transferee is admitted as a Member, such transferee shall be entitled to its share of the Company’s distributions and allocations but shall not have any other rights or privileges of a Member, except as otherwise required by this Agreement or the Act, and (c) until and unless such transferee is admitted as a Member, the transferor shall not cease to be a Member of the Company and shall continue to be a Member until such time as the transferee is admitted as a Member under this Agreement.

ARTICLE 10

BOOKS AND RECORDS; RESERVES

Section 10.1 Reports. The Company shall prepare and file such annual, semi-annual, and other reports as is required by Regulation A promulgated by the US Securities and Exchange Commission, as the same may be amended from time to time.

Section 10.2 Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in a manner determined by the Manager in its good faith discretion to be most beneficial for the Company, subject to applicable law.

Section 10.3 Reserves. The Manager shall establish Reserves in such amounts as it shall deem advisable.

Section 10.4 Filings. The Manager, at the Company’s expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to or restatements of, the Articles of Organization and all reports required to be filed by the Company with those entities under the Act or other then-current applicable laws, rules and regulations.

Section 10.5 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

ARTICLE 11

TERMINATION

Section 11.1 Dissolution. Subject to the provisions of the Act, this Agreement (including the limitations set forth in Section 2.4) or the Articles of Organization, the Company shall be dissolved, and its affairs wound up upon the first to occur of the following:

11.1.1                                                           Upon the sale of all or substantially all of the assets of the Company and the receipt of all consideration therefor, which the Manager shall use its commercially reasonable best efforts to complete no later than December 31, 2031; or

11.1.2	The entry of a decree of judicial dissolution.

Section 11.2 Distributions Upon Liquidation.

11.2.1                             Upon the occurrence of any event specified in Section 11.1, the Manager will take full account of the Company’s liabilities and assets, and the Company’s assets will be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds from the liquidation of the Company’s assets will be applied and distributed in the following order:

(i)                 First, to creditors in the payment and discharge of all of the Company’s Debts and other Liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by the Act), including any Member Loans;

(ii)               Second, to the Members, pro-rata in accordance with their Unrecovered Capital Contributions until such Capital Contributions have been returned in full;

(iii)             Third, in accordance with the profit and loss Allocations as found in Section 7.1.

ARTICLE 12

INDEMNIFICATION AND INSURANCE

Section 12.1 Indemnification. Neither the Manager, nor their shareholders, officers, directors, employees or agents, shall have any liability whatsoever to the Company or to any Member for any loss suffered by the Company or any Member which arises out of any action or inaction of the Manager or any of their shareholders, officers, directors, employees or agents, so long as the Manager or such other Persons acted in good faith and in a manner which the Manager or such other Persons reasonably believed to be in or not opposed to the best interests of the Company and did not constitute fraud, bad faith or willful misconduct. The Manager and its shareholders, officers, directors, employees and agents and the employees and agents of the Company shall be entitled to be indemnified and held harmless by the Company, at the expense of the Company, against any loss, expense, claim or liability (including reasonable attorneys’ fees, which shall be paid as incurred) resulting from the assertion of any claim or legal proceeding relating to the performance or nonperformance of any act concerning the activities of the Company, including claims or legal proceedings brought by a third- party or by Members, on their own behalf or as a Company derivative suit, so long as the party to be indemnified acted in good faith and in a manner which such party reasonably determined to be in or not opposed to the best interests of the Company and did not constitute fraud, bad faith or willful misconduct; provided, that any such indemnity shall be paid solely from the assets of the Company.

Section 12.2 Insurance. Nothing herein shall prohibit the Company from paying in whole or in part the premiums or other charge for any type of indemnity insurance in which the Manager or other agents or employees of the Manager or the Company are indemnified or insured against liability or loss arising out of their actual or asserted misfeasance or nonfeasance in the performance of their duties or out of any actual or asserted wrongful act against, or by, the Company including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.

ARTICLE 13

INVESTMENT REPRESENTATIONS

Each Member, by such Member’s execution of this Agreement, hereby represents and warrants to, and agrees with, the Manager, the other Members and the Company as follows:

Section 13.1 Investment Intent. Such Member is acquiring the Interest in investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest.

Section 13.2 Economic Risk. Such Member is financially able to bear the economic risk of such Member’s investment in the Company, including the total loss thereof.

Section 13.3 No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article 9 of this Agreement, such Member will not make any disposition of all or any part of the Interests which will result in the violation by such Member or by the Company of the Securities Act or any other applicable securities laws. Without limiting the foregoing, each Member agrees not to make any disposition of all or any part of the Interests unless and until:

13.3.1                            there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

13.3.2.                          such Member has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Manager, such Member has furnished the Company with a written opinion of legal counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law or under the laws of any other jurisdiction.

Section 13.4 Financial Estimate and Projections. That it understands that all projections and financial or other materials which it may have been furnished are not based on historical operating results, because no reliable results exist, and are based only upon estimates and assumptions which are subject to future conditions and events which are unpredictable and which may not be relied upon in making an investment decision.

ARTICLE 14

DEFAULTS AND REMEDIES

Section 14.1 Defaults. If a Member materially defaults in the performance of his, her, or its obligations under this Agreement, and such default is not cured within ten (10) business days after written notice of such default is given by a Manager to the defaulting Member for a default that can be cured by the payment of money, or within thirty (30) calendar days after written notice of such default is given by a Manager to the defaulting Member for any other default, then the Company shall have the rights and remedies described in Section 14.2 hereunder in respect of the default.

Section 14.2 Remedies. If a Member fails to perform his, her, or its obligations under this Agreement, the Company shall have the right, in addition to all other rights and remedies provided herein, to bring the matter to arbitration pursuant to Section 15.7. The award of the arbitrator in such a proceeding may include, without limitation, an order for specific performance by the defaulting Member of his, her, or its obligations under this Agreement, or an award for damages for payment of sums due to the Company or to a Member.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Entire Agreement. This Agreement, and the exhibits hereto, constitute the entire agreement among the Manager, in its capacity as Manager only, the Company, and the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

Section 15.2 Further Assurances. Each Manager and Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

Section 15.3 No Waiver. No consent or waiver, express or implied, by the Company or a Member to or of any breach or default by the Manager or any Member in the performance by the Manager or such Member of his, her or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Manager or Member. Failure by the Company or a Member to complain of any act or omission to act by the Manager or any Member, or to declare such Manager or Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Member of his, her or its rights under this Agreement.

Section 15.4 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

Section 15.5 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

Section 15.6 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Nevada excluding its laws concerning conflicts of laws. This Agreement, however, may alter or reduce the rights a Member would have under the Act. In all instances in which such is lawful, the provisions of this agreement will control.

Section 15.7 Dispute Resolution. In the event of any dispute or disagreement between the parties hereto as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of any party, shall be referred to representatives of the parties for decision. The representatives shall promptly meet, in good faith, with the assistance of a third-party mediator who has previously practice law as a litigator. If the representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to the mediator, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder shall be settled exclusively by arbitration in St. George, Utah. Such arbitration shall be administered by JAMS in accordance with its then prevailing expedited rules, by one independent and impartial arbitrator selected in accordance with such rules. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The fees and expenses of JAMS and the arbitrator shall be shared equally by the parties to the dispute and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) to the prevailing party, so long as the prevailing party had previously engaged in good faith mediation. Failure of a party to act in good faith during the mediation process shall prohibit the prevailing party to recover any cost of the arbitration and attorney and accounting fees. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The parties shall instruct the arbitrator to render such arbitrator’s award within thirty (30) calendar days following the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to any party any damages of the type not permitted to be recovered under this Agreement in connection with any dispute between or among the parties arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 15.7 and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction. The decision of the arbitrator shall be in writing and shall set forth findings of fact and conclusions of law. Notwithstanding anything to the contrary, this Section 15.7 shall not apply to any claims arising under the Securities Act or the Exchange Act.

Section 15.8 Notices. Unless otherwise provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and shall be given by electronic communication, hand delivery, registered or certified mail, with proper postage prepaid, return receipt requested, or courier service regularly providing proof of delivery, addressed to the party hereto as provided as follows:

15.8.1                             all communications intended for the Company shall be sent to its principal executive office to the attention of the Manager;

15.8.2                             all communications intended for a Member shall be sent to the address of such Member set forth in the Register, or such other address as such Member shall have provided to the Company for such purpose by notice served in accordance with this Section 15.8; and

15.8.3                             all communications intended for the Manager shall be sent to the address of the Manager set forth in Exhibit “2” to this Agreement, or such other address as the Manager shall have provided to the Members for such purpose by notice served in accordance with this Section 15.8.

All notices shall be sent as aforesaid or at any other address of which any of the foregoing shall have notified the others in any manner prescribed in this Section 15.8. For all purposes of this Agreement, a notice or communication will be deemed effective:

(a)    if delivered by hand or sent by courier, on the day it is delivered unless that day is not a day upon which commercial banks are open for business in the city specified (a “Local Business Day”) in the address for notice provided by the recipient, or if delivered after the close of business on a Local Business Day, then on the next succeeding Local Business Day;

(b)    if sent by facsimile transmission, on the date transmitted, provided oral or written confirmation of receipt is obtained by the sender, unless the transmission and confirmation date is not a Local Business Day, in which case on the next succeeding Local Business Day; and

(c)    if sent by registered or certified mail, on the fifth (5th) Local Business Day after the date of mailing.

Section 15.9 Titles and Subtitles. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

Section 15.10 Currency. Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

Section 15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed originals.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE FOR INDIVIDUALS ONLY]

IN WITNESS WHEREOF, the undersigned hereby executes and enters into the Company’s Operating Agreement as a Class A Member and agrees to be bound by the terms and conditions thereof as of the date first above written. The undersigned hereby authorizes this signature page to be attached as a counterpart of the Operating Agreement.

CLASS A MEMBER

Name:

Signature: ___________________
Address: ____________________
____________________
____________________
SSN: ____________________

Consent Of Spouse

The undersigned, being the spouse of the above-named Member who signed the Company’s Operating Agreement, has read and hereby approves of the terms thereof, and consents to each of the transactions contemplated thereby, including but not limited to the restrictions on transfer of Units and the repurchase provisions applicable to Units. The undersigned hereby agrees that his or her spouse may join in any future amendment, restatement, modification or supplement of the Operating Agreement without any further signature, acknowledgement, agreement or consent on the undersigned’s part; and further agrees that any interest which he or she may have in Units in the Company owned directly or beneficially by his or her spouse shall be subject to the provisions of the Operating Agreement.

Dated:
Name: ____________________________

[SIGNATURE PAGE FOR ENTITIES ONLY]

IN WITNESS WHEREOF, the undersigned hereby executes and enters into the Company’s Operating Agreement as a Class A Member and agrees to be bound by the terms and conditions thereof as of the date first above written. The undersigned hereby authorizes this signature page to be attached as a counterpart of the Operating Agreement.

CLASS A MEMBER
Entity:
By:
Its:

Signature:

Address: ____________________
____________________
____________________
EIN: ____________________

[SIGNATURE PAGE FOR IRAs ONLY]

IN WITNESS WHEREOF, the undersigned hereby executes and enters into the Company’s Operating Agreement as a Class A Member and agrees to be bound by the terms and conditions thereof as of the date first above written. The undersigned hereby authorizes this signature page to be attached as a counterpart of the Operating Agreement.

CLASS A MEMBER
IRA:
FBO:
By:
Its: Custodian

Signature:

Address: ____________________
____________________
____________________
SSN: ____________________ (beneficial owner)

[SIGNATURE PAGE FOR 401Ks ONLY]

IN WITNESS WHEREOF, the undersigned hereby executes and enters into the Company’s Operating Agreement as a Class A Member and agrees to be bound by the terms and conditions thereof as of the date first above written. The undersigned hereby authorizes this signature page to be attached as a counterpart of the Operating Agreement.

CLASS A MEMBER
401K:
FBO:
By:
Its: Custodian

Signature:

Address: ____________________
____________________
____________________
SSN: ____________________ (beneficial owner)

[SIGNATURE PAGE FOR TRUSTS ONLY]

IN WITNESS WHEREOF, the undersigned hereby executes and enters into the Company’s Operating Agreement as a Class A Member and agrees to be bound by the terms and conditions thereof as of the date first above written. The undersigned hereby authorizes this signature page to be attached as a counterpart of the Operating Agreement.

CLASS A MEMBER
Trust:
By:
By:
Its: Trustee(s)
Signature:

Signature:

Address: ____________________
____________________
____________________
EIN: ____________________

[SIGNATURE PAGE FOR INDIVIDUALS ONLY]

IN WITNESS WHEREOF, the undersigned hereby executes and enters into the Company’s Operating Agreement as a Class B Member and agrees to be bound by the terms and conditions thereof as of the date first above written. The undersigned hereby authorizes this signature page to be attached as a counterpart of the Operating Agreement.

CLASS B MEMBER

Name:

Signature: ___________________
Address: ____________________
____________________
____________________
SSN: ____________________

Consent Of Spouse

The undersigned, being the spouse of the above-named Member who signed the Company’s Operating Agreement, has read and hereby approves of the terms thereof, and consents to each of the transactions contemplated thereby, including but not limited to the restrictions on transfer of Units and the repurchase provisions applicable to Units. The undersigned hereby agrees that his or her spouse may join in any future amendment, restatement, modification or supplement of the Operating Agreement without any further signature, acknowledgement, agreement or consent on the undersigned’s part; and further agrees that any interest which he or she may have in Units in the Company owned directly or beneficially by his or her spouse shall be subject to the provisions of the Operating Agreement.

Dated:
Name: ____________________________

[SIGNATURE PAGE FOR ENTITIES ONLY]

IN WITNESS WHEREOF, the undersigned hereby executes and enters into the Company’s Operating Agreement as a Class B Member and agrees to be bound by the terms and conditions thereof as of the date first above written. The undersigned hereby authorizes this signature page to be attached as a counterpart of the Operating Agreement.

CLASS B MEMBER
Entity:
By:
Its:

Signature:

Address: ____________________
____________________
____________________
EIN: ____________________

[SIGNATURE PAGE FOR MANAGER(S) ONLY]

IN WITNESS WHEREOF, the Company’s Manager(s) hereby execute this Operating Agreement as of the date first above written.

Manager(s)

_________________________________________ Kevin Kennedy

EXHIBIT “1”

Preferred Allocations and Distributions

Preferred Allocations and Distributions From Net Cash Flow

All distributions, if any, made to Class A Members will be based on a calendar year basis. Any actual distributions will follow approximately forty- five (45) days following the conclusion of the calendar year.

Net Cash Flow determined by the Manager to be distributed shall be allocated and distributed as follows:

First, 100% of Net Cash Flow shall be paid to Class A Members until they receive a Preferred Return equal to a non-compounded per annum IRR of 10.0%.

Second, 100% of Net Cash Flow shall be paid to all Members, pro-rata, in accordance with their Unrecovered Capital Contributions until such Capital Contributions have been returned in full.

Third, any remaining Net Cash Flow, if any, shall be distributed 70% to Class A Members and 30% to Class B Members.

Preferred Allocations and Distributions From Capital Transaction Event

Net Capital Proceeds from a Capital Transaction Event may, in the discretion of the Manager except upon the sale of all or substantially all of the assets of the Company, be distributed to the Members. In the event of any such distribution, the net proceeds thereof shall be allocated and distributed as follows:

First, Class A Members and Class B Members are entitled to receive all Net Capital Proceeds, until their respective pro-rata Unrecovered Capital Contribution has been reduced to zero.

Second, 100% of Net Capital Proceeds shall be paid to Class A Members until they receive a Preferred Return equal to a non-compounded per annum IRR of 10.0%.

Third, any remaining Net Capital Proceeds, if any, shall be distributed 70% to Class A Members and 30% to Class B Members.

EXHIBIT “2”

Initial Manager(s)

Name	Address
Kevin Kennedy	314 S Eastridge Dr. St. George, Utah 84790

REGISTER

(Dated as of ________ __, 20__)

Name/Address:	Class A Units	Percentage Interest	Total Capital Contribution	Unreturned Capital Contribution
[Name] [Address] [City State Zip]			$______	$______
[Name] [Address] [City State Zip]
TOTAL OUTSTANDING		70.0%[1]	$______	$______

1 Maximum aggregate Percentage Interest for all Class A Members is 70%

Name/Address:	Class B Units	Percentage Interest	Total Capital Contribution	Unreturned Capital Contribution
Kevin Kennedy 314 S Eastridge Dr. St George UT 84790	50	15%	Knowledge and Services	$______
Keith Warburton [Address] [City State Zip]	50	15%	Knowledge and Services
TOTAL OUTSTANDING	100	30.0%[2]	$______	$______

2 Maximum aggregate Percentage Interest for all Class B Members is 30%